Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zynerba Pharmaceuticals, Inc.:

We consent to the use of our report dated March 12, 2018, with respect to the consolidated balance sheets of Zynerba Pharmaceuticals, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 12, 2018